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                                                                     EXHIBIT 5.1

                                                                  March 15, 2000
Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA 02451

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

   This opinion relates to an aggregate of 564,045 shares of common stock, par value $.01 per share (the "Common Stock"), of Lycos, Inc. (the "Company"), which are the subject matter of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on March 15, 2000 (the "Registration Statement"). All of the 564,045 shares of Common Stock have been issued to the stockholders of Valent Software Corporation (the "Selling Stockholders").

   Based upon such investigation as we have deemed necessary, we are of the opinion that the 564,045 shares of Common Stock issued to the Selling Stockholders and which may be sold by the Selling Stockholders pursuant to the prospectus of which the Registration Statement is a part have been validly issued and are fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault,
                                          LLP

                                             Testa, Hurwitz & Thibeault, LLP